TONIX PHARMACEUTICALS HOLDING CORP. 8-K

Exhibit 5.01

February 8, 2021

Tonix Pharmaceuticals Holding Corp.

28 Main Street

Chatham, New Jersey 07928

Ladies and Gentlemen:

We have acted as local Nevada counsel to Tonix Pharmaceuticals Holding Corp., a Nevada corporation (the “Company”), in connection with the proposed issuance and sale by the Company of 58,333,334 shares (collectively, the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to that certain Placement Agency Agreement, dated as of February 8, 2021 (the “Placement Agency Agreement”), by and between A.G.P./Alliance Global Partners, as placement agent, and the Company, and that certain Securities Purchase Agreement, dated as of February 8, 2021 (the “Purchase Agreement” and together with the Placement Agency Agreement, the “Transaction Documents”), by and among the Company and each of the purchasers party thereto (each, a “Purchaser”), all as more fully described in the Registration Statement on Form S-3 (File No. 333-237610) (as amended through and including the date hereof, the “2020 Registration Statement”), including the prospectus, dated April 17, 2020 (the “2020 Base Prospectus”), contained therein, as supplemented by the Prospectus Supplement, dated February 8, 2021 (the “Prospectus Supplement”, and the 2020 Base Prospectus as so supplemented, the “2020 Prospectus”), and the Registration Statement on Form S-3 (File No. 333-251500) (as amended through and including the date hereof, the “2021 Registration Statement” and together with the 2020 Registration Statement, the “Registration Statements”), including the prospectus, dated January 4, 2021 (the “2021 Base Prospectus”), contained therein, as supplemented by the Prospectus Supplement (the 2021 Base Prospectus as so supplemented, the “2021 Prospectus”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The 2020 Prospectus and the 2021 Prospectus are hereinafter referred to collectively as the “Prospectuses”. This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares as contemplated by the Transaction Documents and as described in the Registration Statements and Prospectuses. For purposes of this opinion letter, and except to the extent set forth in the opinion below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Transaction Documents and the Registration Statements and Prospectuses.

For purposes of issuing the opinion hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statements, including the Prospectuses, (ii) the Transaction Documents, (iii) the Company’s articles of incorporation and bylaws, each as amended to date, and (iv) such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate. We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

bhfs.com	100 North City Parkway, Suite 1600 Las Vegas, NV 89106 main 702.382.2101 Brownstein Hyatt Farber Schreck, LLP

Tonix Pharmaceuticals Holding Corp.

February 8, 2021

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each natural person executing any of the documents we reviewed has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (iii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company, and if and when Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Transaction Documents (including payment in full of any and all consideration required for such Shares as prescribed under the Purchase Agreement), and as described in the relevant Registration Statement(s) and the relevant Prospectus(es), such Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after the later of the date hereof and the filing date of the Prospectus Supplement. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance and sale of the Shares and to the reference to our firm in each of the Prospectuses under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP